HII TECHNOLOGIES, INC.
PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2013
(unaudited)
			Pro Forma		Condensed
	HII	AQUA	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$ 132,021	$ 103,596	$ (200,000)	[1,2]	$ 35,617
Accounts receivable	2,372,928	238,576	-		2,611,504
Current portion of note receivable	296,699	-	-		296,699
Current portion of deferred financing costs	33,949	-	-		33,949
Prepaid expense and other current assets	66,084	-	-		66,084
Total current assets	2,901,681	342,172	(200,000)		3,043,853
Property and equipment, net of accumulated depreciation	674,990	30,154	-		705,144
Deposits	33,960	-	-		33,960
Deferred financing costs, net of current portion	25,462	-	-		25,462
Goodwill	1,897,380	-	1,269,846	[2]	3,167,226
Total assets	$ 5,533,473	$ 372,326	$ 1,069,846		$ 6,975,645
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 1,336,303	$ 104,062	-		$ 1,440,365
Accounts payable - related party	158,000	165,095	-		323,095
Accrued expenses and other liabilities	538,661	61,730	-		600,391
Member advances	-	80,883	-		80,883
Line of credit	1,436,273	-	100,000	[1]	1,536,273
Current portion of notes payable - related parties	483,333	-	-		483,333
Current portion of notes payable - acquisition	-	-	166,667	[2]	166,667
Current portion of secured notes payable, net of discount of $8,187	222,013	-	-		222,013
Total current liabilities	4,174,583	411,770	266,667		4,853,020
Long term liabilities:
Notes payable - acquisition, net of current portion	-	-	263,735	[2]	263,735
Notes payable - related parties, net of current portion	541,667	-	-		541,667
Total liabilities	4,716,250	411,770	530,402		5,658,422
Commitments and contingencies	-	-	-		-
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-	-		-
Common stock, $.001 par value, 250,000,000 shares authorized, 46,907,683 shares issued and outstanding	46,907	-	1,444	[2]	48,351
Members' capital	-	-	-		-
Additional paid-in-capital	27,518,924	-	498,556	[2]	28,017,480
Retained Earnings (accumulated deficit)	(26,748,608)	(39,444)	39,444	[2]	(26,748,608)
Total stockholders'/members' equity (deficit)	817,223	(39,444)	539,444		1,317,223
Total liabilities and stockholders'/members' equity (deficit)	$ 5,533,473	$ 372,326	$ 1,069,846		$ 6,975,645

See accompanying notes to the unaudited pro forma condensed combined financial statements

HII TECHNOLOGIES, INC.
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2013
(unaudited)
				Pro Forma
			Pro Forma	Condensed
	HII	AQUA	Adjustments	Combined

REVENUES	$ 9,767,926	$ 1,628,419	$ -	$ 11,396,345

COST OF REVENUES	7,233,619	1,039,800	-	8,273,419

GROSS PROFIT	2,534,307	588,619	-	3,122,926

OPERATING EXPENSES:
Selling, general and administrative	2,593,782	626,938	-	3,220,720
Bad debt expense	131,021	-	-	131,021

Total operating expenses	2,724,803	626,938	-	3,351,741

LOSS FROM OPERATIONS	(190,496)	(38,319)	-	(228,815)

OTHER INCOME (EXPENSE)
Loss on extinguishment of liability	(96,297)	-	-	(96,297)
Interest expense	(319,901)	(1,125)	-	(321,026)

NET LOSS BEFORE INCOME TAXES	(606,694)	(39,444)	-	(646,138)

PROVISION FOR INCOME TAXES	(56,433)	-		(56,433)

NET LOSS	$ (663,127)	$ (39,444)	$ -	$ (702,571)

See accompanying notes to the unaudited pro forma condensed combined financial statements

HII TECHNOLOGIES, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(unaudited)

Overview

The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition of AES had been consummated at the beginning of the period. The pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies, if any, which will not be known until the contingency is resolved. The pro forma data presented reflect the preliminary purchase consideration and preliminary purchase price allocation and do not necessarily represent the final purchase price allocation.

Acquisition of Aqua Tex

On November 12, 2013 the members of AquaTex sold all their interests to HII Technologies, Inc. pursuant to the terms of a Securities Purchase Agreement dated November 11, 2013. The purchase price consisted of: (a) Cash in the amount of $300,000; (b) $500,000 in 5% subordinated secured promissory notes (the “Notes”), and (c) 1,443,696 shares (the “Shares”) of HII Technologies, Inc. common stock (valued at $500,000 based on the trailing 30-day average of the Company’s common stock). Additionally, a working capital adjustment provision exists whereby HII Technologies, Inc. would be required to pay the members of AquaTex additional cash equal to the amount of any working capital of AquaTex at closing; provided however, that in the event that AquaTex has negative working capital at closing, then the amount of such negative working capital will be offset against the notes issued to the former members at closing.

The acquisition of Aqua Tex has been accounted for as a business combination whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date.

A summary of the pro forma purchase price allocation as of September 30, 2013 is as follows:

Purchase Price
Cash at closing	$ 300,000
Notes	500,000
Stock	500,000
Negative working capital adjustment	(69,598)
Total Purchase Price	$ 1,230,402

Purchase Price Allocation
Cash	$ 103,596
Accounts receivable	238,576
Net Assets	30,154
Accounts payable	(104,062)
Accrued Expenses	(61,730)
Accounts payable/advances, related party	(245,978)
Goodwill	1,269,846
Total Purchase Price	$ 1,230,402

Additionally, a working capital adjustment provision exists whereby HII Technologies, Inc. would be required to pay the members of AquaTex additional cash equal to the amount of any working capital of AquaTex at closing; provided however, that in the event that AquaTex has negative working capital at closing, then the amount of such negative working capital will be offset against the notes issued to the former members at closing.  As of September 30, 2013, Aqua Tex had negative working capital as shown in the following table and consequently a proforma reduction in the face value of the note payable to former members is included in the purchase price:

Working Capital Calculation

Cash	$ 103,596
Accounts receivable	238,576
Accounts payable	(104,062)
Accounts payable - related party	(165,095)
Accrued expenses and other liabilities	(35,345)
Payroll liabilities	(26,385)
Member advances	(80,883)
Negative working capital	$ (69,598)

Original note payable	$ 500,000
Negative working capital reduction	(69,598)
Adjusted note payable	$ 430,402

Pro Forma Adjustments

1.  To record the assumption of a $100,000 draw on the Line of Credit to provide adequate cash to pay the cash portion of the purchase price.

2.  To record HII’s purchase price consideration and pro forma purchase accounting adjustments as shown above.